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                                                                   EXHIBIT 10(a)


                              EMPLOYMENT AGREEMENT



          THIS AGREEMENT is entered into on March 23, 1994, between JACOBSON STORES INC., a Michigan corporation, of Jackson, Michigan (the "Company"), and MARK K. ROSENFELD, of Jackson, Michigan ("Rosenfeld").

          THE PARTIES HEREBY AGREE that the Employment Agreement between them, dated June 3, 1993, is restated, effective February 1, 1994, as follows:

          1. EMPLOYMENT AND TERM. The Company employs Rosenfeld as Chairman of the Board and Chief Executive Officer, and Rosenfeld agrees to serve in those capacities and/or in such other capacity or capacities as the Board of Directors of the Company deems advisable, for a term of five years commencing February 1, 1994 and continuing through January 31, 1999, unless terminated sooner pursuant to the provisions of paragraph 5, for the compensation and on the terms set forth herein.

          2. COMPENSATION. Subject to the provisions of paragraph 5, Rosenfeld's salary shall be Three Hundred Ten Thousand Dollars ($310,000.00) per year.

          3. DEFERRED COMPENSATION. The Board of Directors may determine that payment of any part of Rosenfeld's salary for any year shall be deferred on the terms set forth herein. For the purposes hereof, each year of employment shall commence on February 1 of one calendar year and continue through January 31 of the following year. If any part of Rosenfeld's salary for a year is deferred, one-twelfth of such amount shall be deferred each month during the year. Interest shall accrue on deferred compensation from the last day of the month for which the compensation is deferred, at the interest rate as determined from time to time pursuant to the Company's Deferred Compensation Plan, compounded annually. The deferred compensation, with interest thereon, shall be paid as specified in paragraph 6. Neither Rosenfeld, his estate, his wife, nor any beneficiary shall have any power to assign or encumber the right to receive deferred compensation, and any attempted assignment or encumbrance thereof shall be null and void.

          4. DUTIES. Rosenfeld agrees, as long as his employment by the Company continues, to devote his entire time and best efforts to furthering the interests of the Company; to comply with all regulations and policies of the Company; and to perform the duties requested by the Board of Directors of the Company.
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          5.     DEATH, INCAPACITY AND OTHER EVENTS.  The following events
during the term of this Agreement shall have the following respective effects on the obligations of the Company pursuant hereto:

          (a) DEATH. If employment is terminated due to Rosenfeld's death, the Company shall pay an amount equal to Rosenfeld's salary, at the annual rate of his salary in effect immediately prior to his death, from the date of his death until January 31, 1997, and after January 31, 1997 at one-half such annual rate, for the balance of the term of this Agreement or one year, whichever is greater. In addition, $100,000 principal amount of split dollar life insurance maintained by the Company, less the total premium payments made by the Company, shall be paid to beneficiaries designated by Rosenfeld.

          (b) PERMANENT INCAPACITY. If employment is terminated due to Rosenfeld's permanent incapacity (established to the reasonable satisfaction of the Board of Directors of the Company), the Company shall continue to pay Rosenfeld's salary, at the annual rate in effect immediately prior to his incapacity, from the date of his incapacity until January 31, 1997, and after January 31, 1997 at one-half such annual rate, for the balance of the term of this Agreement or one year, whichever is greater. In addition to payments pursuant to this paragraph 5(b), disability benefits will be paid if available under any insurance maintained by the Company; and the Company will continue to maintain medical and hospitalization insurance with the same coverage (including any dependent coverage) and in the same amounts as the insurance maintained by the Company immediately prior to his incapacity, for the balance of the term of this Agreement or one year, whichever is greater.

          (c) TERMINATION FOR GOOD CAUSE. If employment is terminated for good cause (as determined in good faith by the Board of Directors of the Company), or if Rosenfeld resigns before the expiration of the term of this Agreement, the Company shall have no obligation to pay any salary or any other amount in lieu thereof for any period after the date of termination of employment.

          (d) TERMINATION WITHOUT GOOD CAUSE. Except as provided in paragraph 5(e), if the Company terminates Rosenfeld's employment without good cause before the expiration of the term of this Agreement, the Company shall continue to pay an amount equal to Rosenfeld's salary, at the annual rate in effect immediately prior to such termination of employment, and shall continue to provide medical and hospitalization insurance with the same coverage (including any dependent coverage) and in the same amounts as the insurance maintained by the Company immediately prior to such termination of employment, for the balance of the term of this Agreement or one year, whichever is greater. In such event, Rosenfeld shall use reasonable efforts to find new employment.




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Commencing one year after termination, the Company's continuing payment obligation, if any, shall be reduced by the amount of any other salary, consulting fees, or other compensation or remuneration for services, however designated, received by Rosenfeld with respect to any remaining part of the period covered by the Company's obligation, and its continuing medical and hospitalization insurance obligation shall be reduced by the amount of any other medical and hospitalization insurance provided to Rosenfeld with respect to any remaining part of such period.

          (e) CHANGE IN CONTROL. If there is a change in the ownership or effective control of the Company or in the ownership of substantially all of the assets of the Company during the term of this Agreement, and within two years after such change the Company either (i) terminates Rosenfeld's employment, (ii) substantially changes his responsibilities without his consent, or (iii) requires him to relocate without his consent, the Company shall continue to pay an amount equal to Rosenfeld's salary, at the annual rate in effect immediately prior to such change in ownership or effective control, and shall continue to provide medical and hospitalization insurance with the same coverage (including any dependent coverage) and in the same amounts as the insurance maintained by the Company immediately prior to such change in ownership or effective control, for the balance of the term of this Agreement or two years, whichever is greater.

          (f) SPLIT DOLLAR LIFE INSURANCE. If Rosenfeld's employment by the Company is terminated for any reason except Rosenfeld's death, the split dollar life insurance policy referred to in paragraph 5(a) shall be disposed of in accordance with the terms of a certain Split Dollar Agreement dated December 20, 1977 between the parties, as the same may be amended from time to time.

          (g) NO OTHER EMPLOYMENT BENEFITS. Except for the payments and benefits expressly provided for in this paragraph 5, Rosenfeld shall not be entitled to any salary, bonus, or any other employment benefits, however designated, after his termination of employment with the Company.

          6. PAYMENT. Salary other than deferred compensation, as well as death benefits pursuant to paragraph 5(a), and amounts equal to salary paid pursuant to paragraphs 5(d) and (e), shall be paid in monthly or other regular periodic installments. Deferred compensation, with interest thereon, shall be paid within sixty days after Rosenfeld's death, permanent incapacity, termination of employment, retirement, or resignation, as applicable; or, at the option of the Company, it may be paid in equal monthly or other regular intervals over a period of not more than ten years commencing sixty days after such event. All such payments shall be made to Rosenfeld while he is living; and in the event of his death, the payments shall be made to Rosenfeld's wife, if she is then living, or to his estate or any beneficiary or beneficiaries he designates in writing during his lifetime.



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          7.     MISCELLANEOUS PROVISIONS.  This Agreement supersedes all
previous employment agreements between the parties. It shall be construed according to the laws of Michigan, and shall be binding on and enforceable by the parties and their successors in interest. In addition to all other remedies available at law, it shall be specifically enforceable by any court having jurisdiction. Paragraph headings are for convenience only and shall not affect the construction of any provision. The rights and obligations hereunder, particularly but without limitation including paragraph 5(e), shall survive the expiration of the term of this Agreement.


IN THE PRESENCE OF:                             JACOBSON STORES INC.


/s/ Madeleine V. Haines                         By:  /s/ Paul W. Gilbert
                                                     --------------------------
                                                     Paul W. Gilbert,
                                                      Vice Chairman of the Board


/s/ Dawn M. Rhoades                             By:  /s/ Richard Z. Rosenfeld
                                                     --------------------------
                                                     Richard Z. Rosenfeld,
                                                      Secretary


/s/ Madeleine V. Haines                               /s/ Mark K. Rosenfeld
                                                     --------------------------
                                                      Mark K. Rosenfeld





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